Exhibit (d)(4)

CONFIDENTIAL

AMENDMENT NO. 1 TO

MUTUAL NON-DISCLOSURE AGREEMENT

This Amendment No. 1 to Mutual Non-Disclosure Agreement (this “Amendment”), dated as of December 11, 2015 (the “Amendment Date”), is made between Anadigics, Inc. (“Anadigics”) and II-VI Incorporated (“Counterparty”) with reference to the following facts:

A.     Anadigics and Counterparty entered into a Mutual Non-Disclosure Agreement dated as of November 11, 2015 (the “Agreement”).

B.     The parties desire to provide for certain “clean room” procedures as set forth below.

C.     Any term defined in the Agreement and used in this Amendment shall have the meaning ascribed to it in the Agreement.

NOW, THEREFORE, in respect of the foregoing premises and the covenants set forth herein, the parties hereto agree as follows:

1.     Clean Room Procedures. The parties hereby amend the Agreement to add the following procedures and protocols with respect to the review and analysis by the representatives of Counterparty listed on Exhibit A (the “Clean Room Team”) of certain redacted contracts containing confidential Evaluation Material (as determined by the following procedures and protocols, “Clean Room Information”). The parties agree to adhere to the following procedures and protocols in connection with the Clean Room Information:

(a)     A separate electronic, password-protected virtual clean room database on the diligence datasite (the “Clean Room”) will be administered and made available by Anadigics or its designated representatives solely to the Clean Room Team. Any and all and only such Evaluation Material as is made available in or through the Clean Room and not otherwise made available by Anadigics to Counterparty or any of its representatives outside of the Clean Room shall be deemed to be Clean Room Information.

(b)     Anadigics or its designated representatives will determine, in their sole discretion, which Evaluation Material will be made available for review and analysis by the Clean Room Team in the Clean Room.

(c)     Each member of the Clean Room Team will use Clean Room Information only to prepare written analyses or summaries to evaluate a Transaction, subject to the restrictions described herein.

(d)     The members of the Clean Room Team will be the only persons (i) permitted access to the Clean Room and (ii) subject to the terms of this Amendment, authorized to review Clean Room Information.

(e)     No disclosure, exchange or other communication, direct or indirect, of Clean Room Information, or any analyses, summaries, notes, memos or other documents or information created from or with respect thereto, are permitted between the Clean Room Team, on one hand, and Counterparty or any of Counterparty’s other representatives, on the other hand, other than:

(i)     Written, videotaped, digitized or otherwise recorded analyses or summaries prepared by the Clean Room Team with respect to Clean Room Information that (A) is general and summary in nature and (B) does not contain or disclose Restricted Information (as defined in Exhibit B). Such written analyses and summaries shall be prepared in accordance with the guidelines set forth on Exhibit B.

(ii)     Oral communications between members of the Clean Room Team, on the one hand, and Counterparty and Counterparty’s Representatives that are not members of the Clean Room Team, on the other hand, of Clean Room Information (or any written, videotaped, digitized or otherwise recorded analyses or summaries thereof prepared by members of the Clean Room Team) (A) shall be general and summary in nature and (B) shall not contain or disclose Restricted Information. Such oral communications shall be subject to the same guidelines set forth on Exhibit B applicable to the preparation of analyses or summaries as provided above.

Any such analyses or summaries or any oral communications of Clean Room Information shall be deemed to be Evaluation Material under the Agreement and Counterparty shall keep such information confidential in accordance with the terms of the Agreement.

3.     Full Force and Effect. The Agreement, as amended by this Amendment, remains in full force and effect.

4.     Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Date.

Anadigics, Inc.

By:	/s/ Terry Gallagher
Its:	Executive Vice President and CFO

II-VI Incorporated

By:	/s/ Walter R. Bashaw
Its:	General Counsel and Secretary

EXHIBIT A

Clean Team Members

II-VI Incorporated:

Giovanni Barbarossa, Chief Technology Officer

Walter R. Bashaw II, Esquire, General Counsel

Michelle R. McCreery Repp, Corporate Counsel and Director of Legal Affairs

Susan J. Messer, Esquire – Sherrard, German & Kelly, P.C.

D. Mark McMillan, Esquire – K&L Gates:

Such other as approved by email upon request by Kristina Brown, General Counsel

EXHIBIT B

No Clean Team Member shall include any of the following information orally or in any written analysis or summary:

•	Technical or other specification information related to products and services supplied by Anadigics (excluding, for the avoidance of doubt, the terms of any exclusivity provisions);

•	Prices charged for any products or services; or

•	Quantities sold or planned to be sold.

In addition, no Clean Team Member shall include any information that Anadigics specifically requests in writing not to be included in any oral disclosure, written analysis or summary (any such Evaluation Material, collectively known as “Restricted Information”).